Exhibit 99.2

JOINT FILING AGREEMENT

         The undersigned parties hereby agree that this Schedule 13D/A filed herewith relating to the ordinary shares, par value NIS 0.10 per share, of Cimatron Ltd. is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k) on behalf of each such person.

Dated: June 4, 2013

DBSI INVESTMENTS LTD.

By: /s/ Barak Dotan	/s/ Yossi Ben Shalom
Name: Barak Dotan	Yossi Ben Shalom
Title: Director	Director

BARAK DOTAN

/s/ Barak Dotan
Barak Dotan

YOSSI BEN SHALOM

/s/ Yossi Ben Shalom
Yossi Ben Shalom